Exhibit 3.6

ARTICLES OF ORGANIZATION

OF

SBA TELECOMMUNICATIONS, LLC

ARTICLE I

NAME

The name of the limited liability company (the “Company”) is: SBA Telecommunications, LLC

ARTICLE II

ADDRESS

The mailing address and street address of the principal office of the Company are:

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

ARTICLE III

INITIAL REGISTERED OFFICE AND AGENT

The name and street address of the Company’s initial registered agent are:

Corporate Creations Network Inc.

11380 Prosperity Farms Rd, #221E

Palm Beach Gardens, FL 33410

ARTICLE IV

MANAGING MEMBER

The name and address of the Managing Member is as follows:

SBA Communications Corporation

5900 Broken Sound Pkwy, NW

Boca Raton, FL 33487

ARTICLE V

These Articles of Organization shall become effective as of 11:59 P.M. on December 31, 2012.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization this 19th day of December, 2012.

/s/ Thomas P. Hunt
Thomas P. Hunt, Authorized Representative of the sole member

(In accordance with section 608.408(3), Florida Statutes, the execution of this document constitutes an affirmation under the penalties of perjury that the facts stated herein are true. I am aware that any false information submitted in a document to the Department of State constitutes a third degree felony as provided for in s.817.155, F.S.)

2